EXHIBIT 99.1

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Southern Financial Bancorp, Inc.

37 E. Main Street

Warrenton, VA 20186

SOUTHERN FINANCIAL BANCORP REPORTS RECORD NET INCOME OF $3.4 MILLION FOR SECOND QUARTER 2003

•	Record net income totals $3.4 million for 2nd Q 2003, an increase of 32.2% over 2nd Q 2002
•	Downtown Richmond branch to open 4th quarter 2003

	GAAP Earnings			Non-GAAP Earnings (Earnings excluding gains (losses) on investment securities and other assets)
	2Q03	2Q02	change	2Q03	2Q02	change
Net Income
(in thousands)	$3,448	$2,608	32.2%	$3,312	$2,551	29.8%

Diluted EPS
(in dollars)	$.60	$.50	20.0%	$.58	$.49	18.4%

For Immediate Release

Thursday, July 17, 2003

Contact: Patricia A. Ferrick, Senior VP and CFO

Southern Financial Bancorp. Inc. NASDAQ Symbol “SFFB”

Website: www.southernfinancialbank.com

Phone (540) 349-3900 Fax (540) 349-3904

Warrenton, VA – The Board of Directors of Southern Financial Bancorp, Inc. (NASDAQ: SFFB) reported record net income of $3.4 million ($.60 diluted earnings per share) for the quarter ended June 30, 2003, an increase in net income of 32.2% over the $2.6 million ($.50 diluted earnings per share) earned for the quarter ended June 30, 2002. The increase in net income for the quarter ended June 30, 2003 compared with the prior year second quarter was primarily due to increased net interest income driven by the higher level of earning assets. Net income was positively impacted by increased fee income, a decrease in the provision for loan losses, and net gains in other assets. Conversely, operating expenses and net losses on investment securities increased for the quarter. For the six months ended June 30, 2003, net income was $6.2 million ($1.08 diluted earnings per share), an increase of 27.3% from $4.8 million ($.94 diluted earnings per share), for the six months ended June 30, 2002. The increase was primarily due to earning asset growth and increased non-interest income, and decrease in provision for loan losses partially offset by increases in non-interest expenses and the provision for income taxes.

Non-GAAP net income (which excludes net gains and losses on investment securities and other assets) for the quarters ended June 30, 2003 and 2002 was $3.3 million ($.58 diluted earnings per share) and $2.6 million ($.49 diluted earnings per share), respectively, an increase of 29.8%. Non-GAAP net income excluded net losses on investment securities totaling $40 thousand compared with net gains of $83 thousand during the respective quarters as well as gains on other assets totaling $240 thousand during the second quarter of 2003. Net losses on securities included gains on sales of securities totaling $249 thousand which were offset by the write downs of the remaining residential interest-only securities totaling $289 thousand during the quarter. Net gains on other assets included gains on real estate owned and the sale of real estate totaling $58 thousand and $218 thousand, respectively. The gains on other assets were partially offset by a write down of an impaired asset totaling $36 thousand. Non-GAAP net income, which excludes net losses on investment securities and gains on other assets, increased 31.0% to $6.6 million ($1.16 diluted earnings per share) from $5.0 million ($.98 diluted earnings per share), for the six months ended June 30, 2003 and 2002, respectively. Management has presented Non-GAAP financial measures to exclude those items that are not considered part of the Southern Financial’s core operating activity.

Georgia S. Derrico, Chairman and CEO, stated, “We are extremely pleased with our record financial performance during the second quarter of 2003, particularly in light of the growth initiatives we have announced in recent months. These initiatives, including a new branch in Charlottesville that opened in February, an international department in Richmond that opened in March, the issuance of $10 million in trust preferred securities in April, and our recent plans to open a branch in downtown Richmond during the fourth quarter of 2003, demonstrate our commitment to providing financial services to our clients while improving shareholder value in the long-term.”

Net interest income for the quarter was $9.5 million, an increase of 15.2% over the same quarter in the prior year. The increase in net interest income was primarily due to growth in earning assets resulting from loan originations, loans acquired through the Metro County Bank merger, and purchases of investment securities. Average earning assets increased 30.4% to $940 million for the quarter ended June 30, 2003 compared with the same quarter in 2002. The net interest margin was 4.04% and 4.58% for the same respective quarters. The margin compression during the respective quarters resulted primarily from multiple Federal Reserve rate cuts which contributed to a reduction in the yields on loans and investment securities in excess of the reduction to our cost of funds. Further, the related prepayments accelerated the amortization of residential interest-only securities over the last four quarters, which negatively impacted the yield on investment securities. In addition, the margin compressed further during the second quarter of 2003 from 4.35% for the first quarter of 2003, primarily due to the issuance of $10 million in floating trust preferred debt in April of 2003, which increased the cost of funds compared with the previous quarter. The yield on earning assets declined further as we partially levered the trust preferred securities with investment securities versus loan growth.

Credit quality for the second quarter of 2003 remained sound. For the quarters ended June 30, 2003 and 2002, annualized net charge-offs were .77% and .43% of average loans, respectively. For the six months ended June 30, 2003 and 2002, respectively, the annualized net charge-offs were .60% and .80%. The ratios of allowance for loan losses to loans receivable outstanding were 1.68% and 1.70% at June 30, 2003 and 2002, respectively, and the ratio of nonperforming assets to total assets was .23% and .19%, during the same respective periods. The ratio of nonperforming assets to total assets improved slightly from the first quarter of 2003 when it was .24%.

Total non-interest income increased to $2.0 million from $1.5 million for the quarters ended June 30, 2003 and 2002, respectively. As of June 30, 2003, there was no remaining balance of residential interest-only securities after the second quarter write-down of $289 thousand. Excluding the impact of net gains and losses on investment securities and other assets totaling $200 thousand and $83 thousand, non-interest income increased by 33.8% for the quarters ended June 30, 2003 and 2002, respectively. Areas of increase included account maintenance and electronic banking fees, other loan fees, fees generated from commercial service products including lockbox fees, and gains on sale of loans.

Total non-interest expenses for the quarter were $5.4 million, an increase of 24.2% when compared to the second quarter of 2002. This increase was largely due to operating expenses associated with Metro-County Bank and the de novo branch in Charlottesville which opened in February. Employee compensation and benefits, which represents 53.4% of total expenses, increased 21.1%, due to the personnel added from the Metro-County merger and the new branch, with the remaining increases due to merit increases and other new hires to support the expanding customer base. Including the Metro-County related expenses, the efficiency ratio remained strong at 46.68% for the second quarter of 2003 compared with 45.80% and 44.41% for the quarters ended March 31, 2003 and June 30, 2002. The efficiency ratio has remained below 50% since the first quarter of 2002.

Total assets increased to $1.1 billion at June 30, 2003, from $970.2 million at December 31, 2002, an increase of 13.9%. Total loans receivable increased 27.8% compared from June 30, 2002 to June 30, 2003, in part as a result of the $71 million in loans acquired through the Metro-County acquisition. Loan growth increased 6.9% from December 31, 2002. Loans closed for the first six months of 2003 totaled $142.3 million, a 9.7% increase when compared with the first six months of 2002. Further, the loan pipeline as of June 30, 2003 was approximately $100 million, compared with approximately $55 million as of June 30, 2002. Investment securities increased to $292.4 million, or 43.6% from December 31, 2002 to June 30, 2003, including $129.9 million of securities classified as held to maturity. The investment securities increased to partially lever the trust preferred securities issued during the second quarter. Deposits and borrowings funded the loan growth.

As previously announced, Southern Financial will host a conference call for investors tomorrow, July 18, 2003, at 10:00 a.m. EDT to discuss the Company’s financial results. To participate in the conference call, dial 800-218-4007 approximately five minutes before the scheduled start time. You will be asked to identify yourself to the operator and reference the Southern Financial conference call.

Southern Financial Bancorp, Inc. is the holding company of Southern Financial Bank, a bank operating 27 full service branches including 26 locations in Virginia and one in the District of Columbia.

This press release may contain statements that certain results are expected or anticipated to occur or otherwise state the company’s predictions for the future, are forward-looking statements. These particular forward-looking statements and all other statements that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. Such factors include but are not limited to: general economic conditions in the company’s markets; major slowdowns in the commercial lending markets that impact credit quality; the impact of competitive products and pricing; significant fluctuations in interest rates that could reduce net interest margin; difficulties or delays in the development, production, and marketing of new products; a reduction in fee revenue from existing products and services due to the economy and/or competition; and the amount and rate of growth of the company’s general and administrative expenses. Consequently, these cautionary statements qualify all forward-looking statements made herein and cautionary language in the company’s most recent form 10-K report and other documents filed with the Securities and Exchange Commission.

Southern Financial Bancorp, Inc.

37 East Main Street

Warrenton, Virginia 20186

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2003	December 31, 2002
	(Dollars in Thousand)
Assets
Cash and overnight deposits	$103,137	$93,398
Investment securities-available for sale	162,408	203,563
Investment securities-held to maturity	129,943	—
Loans receivable, net	623,388	594,323
Loans held for sale	12,670	514
Bank premises & equipment, net	9,257	8,264
Cash surrender value of life insurance	22,898	22,287
Intangible assets	14,327	14,558
Other assets	27,346	33,320

Total assets	$1,105,375	$970,227

Liabilities
Deposits	856,978	776,083
Borrowings from Federal Home Loan Bank	92,701	65,000
Securities sold under agreements to repurchase	29,569	18,456
Company-obligated mandatorily redeemable securities of subsidiary holding solely parent debendutures	23,000	13,000
Other liabilities	18,116	16,386

Total liabilities	1,020,363	888,924
Stockholders’ equity	85,011	81,303

Total liabilities and stockholders' equity	$1,105,375	$970,227

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Interest income	$13,188	$12,296	$26,121	$25,116
Interest expense	3,680	4,044	7,210	8,734

Net interest income	9,508	8,252	18,911	16,382
Provision for loan losses	1,105	1,560	2,320	3,060

Net interest income after provision for loan losses	8,403	6,692	16,591	13,322
Account maintenance and electronic banking fees	791	641	1,567	1,285
Commercial service fees	181	125	350	241
Other loan fees	120	113	252	208
System maintenance and license fees	55	59	109	133
Income from bank owned life insurance	279	294	611	542
Gain on sale of loans	414	148	712	248
Loss on investment securities, net	(40)	83	(936)	(302)
Other income	248	1	286	3

Non interest income	2,046	1,463	2,950	2,357
Employee compensation and benefits	2,874	2,373	5,747	4,725
Premises, equipment and data processing	1,527	1,242	3,011	2,463
Other expenses	979	718	1,816	1,399

Non interest expense	5,380	4,333	10,574	8,587

Net income before taxes	5,069	3,822	8,967	7,092
Provision for income taxes	1,621	1,214	2,812	2,255

Net income	$3,448	$2,608	$6,156	$4,837

Southern Financial Bancorp, Inc.

FINANCIAL HIGHLIGHTS

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
	(dollars in thousands, except per share data)
Interest income	$13,188	$12,296	$26,121	$25,116
Interest expense	3,680	4,044	7,210	8,734
Net interest income	9,508	8,252	18,911	16,382
Provision for loan losses	1,105	1,560	2,320	3,060
Net interest income after provision for loan losses	8,403	6,692	16,591	13,322
Non-interest income	2,046	1,463	2,950	2,357
Non-interest expense	5,380	4,333	10,574	8,587
Income before income taxes	5,069	3,822	8,967	7,092
Income taxes	1,621	1,214	2,812	2,255
Net income	3,448	2,608	6,156	4,837
Reconciliation to Non-GAAP Net Income (excluding gains (losses) on investment securities and other assets) (1)
Income before taxes	5,069	3,822	8,967	7,092
Gains (Losses) on securities	(40)	83	(936)	(302)
Gains on other assets	240	—	276	—
Non-GAAP income before income taxes	4,869	3,739	9,627	7,394
Non-GAAP income taxes	1,557	1,187	3,019	2,351
Non-GAAP net income	3,312	2,552	6,608	5,043
Per Share Data:
Reconciliation to Non-GAAP Earnings Per Share (excluding (gains (losses) on investment securities and other assets)
Earnings per basic share	$0.63	$0.53	$1.13	$0.98
Gains (losses) on securities and other assets	(0.02)	(0.01)	0.09	0.05
Non-GAAP earnings per basic share	$0.61	$0.52	$1.22	$1.02
Earnings per diluted share	$0.60	$0.50	$1.08	$0.94
Gains (losses) on securities and other assets	(0.02)	(0.01)	0.08	0.04
Non-GAAP earnings per diluted share	$0.58	$0.49	$1.16	$0.98
Book value per share			$15.48	$13.74
Tangible book value per share			$12.87	$13.15
Weighted average shares outstanding:
Basic	5,439,575	4,931,166	5,432,175	4,929,235
Diluted	5,713,366	5,182,823	5,692,718	5,157,989
Shares outstanding at end of period			5,491,433	4,932,795
Selected Performance Ratios and Other Data:
Return on Average Assets	1.36%	1.35%	1.26%	1.23%
Return on Average Equity	16.51%	15.92%	14.90%	14.79%
Selected perfomance ratios (excluding gains (losses) on investment securities and other assets)
Return on Average Assets	1.31%	1.32%	1.35%	1.28%
Return on Average Equity	15.85%	15.58%	15.99%	15.43%
Yield on Earning Assets	5.61%	6.82%	5.79%	6.78%
Cost of Funds	1.80%	2.58%	1.83%	2.71%
Cost of Funds including non-interest bearing deposits	1.62%	2.33%	1.65%	2.45%
Net Interest Margin	4.04%	4.58%	4.19%	4.42%
Efficiency Ratio (2)	46.68%	44.41%	45.68%	44.50%
Stockholders' equity to total assets			7.69%	8.25%
Stockholders' equity to total tangible assets			6.48%	7.93%
Intangible assets			14,327	2,896
Amortization of intangibles	80	56	160	113
Unrealized gains (losses)			(656)	1,307

Southern Financial Bancorp, Inc.

FINANCIAL HIGHLIGHTS

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
	(dollars in thousands, except per share data)
Period-end Balance Sheet Data:
Total assets			$1,105,375	$821,136
Total loans receivable, net of deferred fees			634,056	506,363
Allowance for loan losses			10,667	8,623
Loans held for sale			12,670
Total investment securities			292,351	235,077
Total deposits			856,978	652,168
Other borrowings			122,270	75,000
Company-obligated mandatorily redeemable securities of subsidiary holding solely parent debentures			23,000	13,000
Total Liabilities			1,020,363	753,368
Total Stockholders' Equity			85,011	67,768
Total Capital (3)			108,011	80,768
Selected Average Balances:
Total loans receivable, net of deferred fees	$650,033	$467,903	$636,955	$446,734
Total investment securities	270,877	244,909	247,754	285,789
Overnight deposits	19,506	8,311	18,185	8,152
Earning assets	940,416	721,122	902,894	740,674
Total assets	1,012,104	771,554	976,039	788,055
Interest bearing deposits	653,918	572,904	643,210	565,328
Other debt (3)	164,598	54,620	143,425	80,240
Total interest-bearing liabilities	818,516	627,524	786,635	645,568
Non-interest bearing deposits	91,429	67,655	87,288	66,842
Total deposits	745,346	640,559	730,499	632,170
Stockholders' equity	83,564	65,532	82,646	65,389
Allowance for loan losses:
Balance-beginning of period	10,820	7,562	10,257	7,354
Provision for loan losses	1,105	1,560	2,320	3,060
Net charge-offs	(1,258)	(499)	(1,910)	(1,791)

Balance-end of period	10,667	8,623	10,667	8,623
Asset Quality
Nonaccrual Loans (4)			2,555	1,520
Other Real Estate Owned			—	—
Total Nonperforming Assets			2,555	1,520
Provision for Loan Losses to net charge-offs	88%	313%	121%	171%
Net Charge-offs to Average Loans (annualized)	0.77%	0.43%	0.60%	0.80%
Nonperforming Assets to Total Assets			0.23%	0.19%
Allowance for Loan Losses to Nonperforming Assets			417.51%	567.30%
Allowance for Loan Losses to Total Loans			1.68%	1.70%

(1)	Non-GAAP financial disclosures have been presented to exclude those items that are not part of the Bank's core operating activities.

(2)	Calculated by dividing total other expense, net of goodwill and intangibles, by net interest income plus total other income, excluding securities gains and losses and non-recurring items.

(3)	Includes company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

(4)	Excludes SBA guaranteed portion of nonaccrual loans totaling $1.7 million and $786 thousand at June 30, 2003 and 2002, respectively. Including the SBA guaranteed portion, nonaccrual loans totaled $4.3 million and $2.3 million, respectively.